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                                SYNC RESEARCH, INC.

                     AMENDED AND RESTATED MANAGEMENT AGREEMENT

     THIS AMENDED AND RESTATED MANAGEMENT AGREEMENT (this "Agreement") is made as of April 9, 1999, by and between Sync Research, Inc., a Delaware corporation (the "Company"), and Richard Martin ("Employee").

     WHEREAS, Employee and Company are parties to a Management Agreement dated November 6, 1998 (the "Management Agreement") and an employment offer letter dated May 26, 1998; and

     WHEREAS, each party desires to amend the Management Agreement;

     NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Management Agreement is hereby amended and restated to read in its entirety as follows:

     1.   SALE OF THE COMPANY.

          (a) In the event on or before the earlier of (i) November 30, 1999 or (ii) the Employee's termination as Chief Executive Officer of the Company, of the closing, or signature by the Company and another party of a definitive agreement to effect, any of the following events (any of such events being referred to herein as a "Sale of the Company"):

                 (i) the acquisition by a single person, entity or group of affiliated entities of more than 50% of the Common Stock of the Company (assuming for this purpose conversion of all outstanding securities convertible into Common Stock) issued and outstanding immediately prior to such acquisition; or

                 (ii) any merger of the Company if the shareholders of the Company immediately before such transaction own immediately after consummation of such transaction equity securities (other than options and other rights to acquire equity securities) possessing less than 50% of the voting power of the surviving or acquired corporation; or

                 (iii) the sale or other disposition in one transaction or a series of transactions of all or substantially all of the Company's assets;

then Employee shall receive from the Company, cash compensation (the "Payments") in an amount equal to the greater of (1) two percent (2%) of the value of the stock or cash consideration received by stockholders of the Company in the Sale of the Company [less the Aggregate Gross Profit received by the Employee in connection with the sale, transfer or termination of securities in such Sale of the Company] or (2) $250,000 [less the Aggregate Gross Profit received by the Employee in connection with the sale, transfer or termination of securities in such Sale of the Company]; provided that the Payments shall not exceed $500,000. For purposes of this Agreement, such "Aggregate Gross Profit" shall mean the aggregate gross

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proceeds received by Employee for the sale, transfer or termination of securities in the Sale of the Company, less amounts paid by Employee for such securities. In the event the Employee's options for stock of the Company are assumed by the acquiring company or substituted for options to purchase stock of the acquiring company, the "Aggregate Gross Profit" shall mean the aggregate gross proceeds receivable upon exercise of such options immediately following the closing of the Sale of the Company, less the aggregate exercise price of such options. To the extent that proceeds from the Sale of the Company are to be held in escrow or otherwise paid in installments, a Payment shall be made to Employee each time proceeds from the Sale are paid to other stockholders of the Company. Each such Payment shall be made in an amount calculated based on the assumption that Employee will receive the maximum remaining amount that might ultimately be paid to Employee from escrow or other remaining installments.

          (b) Any non-cash proceeds received in a Sale of the Company shall be valued at fair market value. In the case of publicly traded securities, such fair market value shall be based on the closing price of such securities as reported on the exchange or quotation system on which the securities trade on the day immediately preceding the closing involving a Sale of the Company. In the case of non-publicly traded securities or other property, fair market value shall be determined by the Board of Directors of the Company at the time of receipt of such proceeds by the Company or its shareholders.

          (c) Notwithstanding the foregoing, in the event of (i) the closing on or before November 30, 1999 of a Sale of the Company and (ii) termination of Employee's employment by the Company or the acquiring company other than for cause (as defined by statute in California) in connection with or immediately following the Sale of the Company, the Company will enter into a consulting arrangement with Employee (subject to Employee's execution of a mutually acceptable Change of Control Severance Agreement) pursuant to which Employee will be paid consulting fees of $16,666.67 per month and related benefits for the period through the earlier of (1) three (3) months after the date of such involuntary termination or (2) November 30, 1999.

          (d) In the event of (i) the adoption by the Board of Directors of the Company of a resolution to liquidate the Company and distribute assets to the creditors and shareholders of the Company on or before November 30, 1999 (the "Liquidation") and (ii) the termination of Employee's employment with the Company in connection or immediately following the Liquidation, the Employee will be paid his current monthly salary of $16,667.67 per month and related benefits for the period through the earlier of (1) three (3) months after the date of notice of such termination by Company to Employee or (2) November 30, 1999.

     2. LIMITATION ON PAYMENTS. Notwithstanding the provisions of Section 1, in the event that the Payments provided for in this Agreement or otherwise payable to Employee (i) constitute "parachute payments" within the meaning of
Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) but for this Section 2, would be subject to the excise tax imposed by Section 4999 of the Code (or any corresponding provisions of state income tax law), then Employee's Payments shall be either

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          (a)    delivered in full, or

          (b) delivered as to such lesser extent which would result in no portion of such Payments being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Employee on an after-tax-basis, of the greater amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and Employee otherwise agree in writing, any determination required under this Section 5 shall be made in writing by the Company's independent public accountants (the "Accountants"), whose determination shall be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this
Section 2, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 2. In the event that subsection (a) above applies, then Employee shall be responsible for any excise taxes imposed with respect to such severance and other benefits. In the event that subsection
(b) above applies, then each Payment hereunder shall be reduced to the extent necessary to avoid imposition of such excise taxes.

     3. TERM. This Agreement shall terminate on the earlier of (i) November 30, 1999 or (ii) the Employee's termination as Chief Executive Officer of the Company; provided, however, that any previously accrued payment obligations hereunder shall survive such termination.

     4. ENTIRE AGREEMENT. This Agreement and the May 28, 1998 employment offer letter contain the entire agreement and understanding between the Company and Employee with respect to the subject matter hereof and supersede all prior oral and written agreements, understandings, commitments and practices between the parties.

     5. AMENDMENTS. The provisions of this Agreement may not be amended, supplemented, waived or changed orally, but only by a writing signed by the party as to whom enforcement of any such amendment, supplement, waiver or modification is sought and making specific reference to this Agreement.

     6. SEVERABILITY. If any of this Agreement or any other agreement entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so far as possible.

     7. ASSIGNMENT. This Agreement is not assignable without the express written consent of all parties to this Agreement.

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     8.   ATTORNEYS' FEES.  In the event of any litigation in a court of competent jurisdiction arising in connection with this Agreement, the prevailing party in judgment shall be entitled to recover reasonable legal fees and costs in connection with such action from the other party.

     9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

     10. GOVERNING LAW. This Agreement shall be governed in all respects by the internal laws of the State of California.

IN WITNESS WHEREOF, this Agreement is executed as of the date first above written.

                                        "THE COMPANY"

                                        SYNC RESEARCH, INC.


                                        By:   /s/ William K. Guerry
                                            ------------------------------

                                        Its:  VP Finance, C.F.O.
                                            ------------------------------


                                        "EMPLOYEE"


                                              /s/ Richard Martin
                                            ------------------------------
                                                   Richard Martin



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